Exhibit 99

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	1

FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
October 30, 2014	(302) 571-6833 sfowle@wsfsbank.com
Media Contact: Stephanie Heist
(302) 571-5259 sheist@wsfsbank.com

WSFS REPORTS 3rd QUARTER 2014 EPS OF $1.23;

CORE REVENUE GROWTH OF 10% CONTINUES STRONG TREND

WILMINGTON, Del., — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, reported net income of $11.4 million, or $1.23 per diluted common share, for the third quarter of 2014 compared to net income of $12.7 million, or $1.39 per diluted common share, for the second quarter of 2014 and net income of $14.2 million, or $1.54 per diluted common share, for the third quarter of 2013. Results for the third quarter of 2014 included corporate development costs related to the merger with The First National Bank of Wyoming (FNBW), and third quarter 2013 results included a significant gain related to securing ownership of the equity tranche of a 2002 reverse mortgage securitization.

Net income for the first three quarters of 2014 was $41.0 million up from $34.8 million for the same period in 2013. Earnings per share were $4.46 per diluted common share in the first three quarters of 2014 compared to $3.72 per diluted common share for the same period of 2013.

Highlights for the third quarter of 2014:

•	On September 5, WSFS successfully completed the combination with First Wyoming Financial Corporation (Private, DE). Its wholly owned subsidiary, The First National Bank of Wyoming (“FNBW”), was merged with WSFS Bank.

•	Core(o) revenues increased $5.0 million, or 10%, above the third quarter 2013, demonstrating continued momentum.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	2

•	The net interest margin improved nine basis points to 3.73% from 3.64% in the second quarter of 2014 and twelve basis points from 3.61% in the third quarter of 2013. Net interest income also grew $3.3 million, or 10%, from the third quarter of 2013.

•	Core noninterest income(o) increased $1.6 million, or 9%, above the third quarter of 2013 to $20.3 million in the third quarter of 2014.

•	Customer funding increased $307.7 million from second quarter levels. Excluding FNBW deposits acquired in the quarter, customer funding grew $77.8 million, or 3% (not annualized), almost exclusively from core deposit gains.

•	Tangible common book value per share(o) increased $0.39, or 4% (annualized), during the third quarter of 2014 to $44.50 per share.

Notable items:

•	WSFS recorded $2.6 million (pre-tax), or $0.18 per diluted common share (after-tax), in expenses related to corporate development activities, the vast majority were attributable to the integration of FNBW. This compares to $157,000 or $0.01 per diluted common share in corporate development expense in the second quarter of 2014 and $193,000, or $0.01 per diluted common share, in the third quarter of 2013.

•	In the third quarter of 2014, WSFS recorded $642,000 (pre-tax), or $0.05 per diluted common share (after-tax), in expenses related to corporate litigation. This compares to $817,000, or $0.06 per diluted common share, recorded in the second quarter of 2014.

•	During the quarter WSFS recorded $438,000 (pre-tax), or $0.03 per diluted common share (after-tax), in fraud and related costs incurred by the Company which were primarily due to data breaches occurring at local and large national retailers.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	3

•	WSFS realized $36,000 (pre-tax), or less than $0.01 per diluted common share (after-tax), in net gains on securities sales from continued portfolio management, down from $364,000, or $0.03 per diluted common share, in the second quarter of 2014 and $306,000, or $0.02 per diluted common share, in the third quarter of 2013.

CEO outlook and commentary:

“The third quarter was eventful for WSFS, enhancing our leadership position in our markets,” said Mark A. Turner, President and CEO.

“We successfully completed the combination of The First National Bank of Wyoming and we welcome our new Associates and Customers. Also, during the quarter, we ranked in The Wilmington News Journal’s ‘2014 Top Workplaces’ survey for the ninth consecutive year. And, later in the quarter, we were named the ‘Top Bank’ in Delaware for the fourth year in a row. We work hard to earn these accolades and we value these accomplishments as byproducts of our strategy of ‘Engaged Associates delivering Stellar Service growing Customer Advocates and value for our Owners.’

“Our Strategy continues to show itself in the growth of our Company. Core revenues increased ten percent from prior-year levels, with margin expanding, net interest income growing at double digit levels and service fee income expanding nine percent from last year.

“The FNBW combination helps accelerate the strong balance sheet momentum we have attained throughout the past many quarters. And, excluding acquired deposits, customer funding increased at double digit annualized rates and core deposits increased even more. And, while loans were impacted by large payoffs and a seasonally slow quarter, we still expect a trend of high-single-digit organic loan growth into the foreseeable future.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	4

“Sustainable, high-quality returns remain our focus as we believe they provide proof of the effectiveness of our strategy and business model. Third quarter results reflect elevated corporate development costs, litigation costs, and losses related to data breaches occurring at local and national retailers, which taken together, impacted after-tax earnings by $2.4 million, or $0.25 per share, and ROA by 0.20%. We maintain our sights on becoming a sustainably high performing Company, which we believe to be at least 1.20% ROA by the end of 2015.”

Third Quarter 2014 Discussion of Financial Results

Improvement in Balance Sheet mix drives increases in net interest income and margin

The net interest margin for the third quarter of 2014 was 3.73%, a 9 basis point increase from 3.64% reported for the second quarter of 2014. Net interest income for the third quarter of 2014 was $36.7 million, a $1.3 million, or 4% (not annualized), improvement from the second quarter of 2014. These improvements reflect changes in balance sheet mix as total loans grew $60.8 million, replacing lower-yielding investment securities. Also, higher costing FHLB advances decreased by $73.0 million and were replaced by $63.1 million in noninterest bearing deposits. Net interest income this quarter also had a positive adjustment of $393,000, or 4 basis points, related to prepayment fees on one large commercial relationship, as well as a 3 basis point impact from an extra day in the third quarter.

Compared to the third quarter of 2013, the net interest margin improved 12 basis points and net interest income increased $3.3 million, or 10%. The significant increase in net interest margin and income compared to the third quarter of 2013 was primarily due to growth, improved balance sheet mix and increased reverse mortgage income.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	5

Loan portfolio grows 11% over prior year with the combination of FNBW

At September 30, 2014, the Company’s loan portfolio grew to $3.2 billion in net loans, benefitting from a $176.0 million (fair market value) increase in net loans from the FNBW combination. Excluding the impact of the FNBW combination, loans for the quarter declined by $36.7 million. The decrease was due to several factors including: a large anticipated commercial customer prepayment of $21.4 million; $21.1 million from the payoff and paydown of several problem loans; and a seasonally slower quarter for loan originations.

Total net loans at September 30, 2014 increased $325.2 million, or 11%, compared to September 30, 2013. This increase included the loans acquired from FNBW. Even excluding these balances year-over-year growth continued to be strong, especially in total commercial loans, which grew by $116.5 million, or 5% year-over-year.

The following table summarizes loan balances and composition at September 30, 2014 compared to prior periods.

(Dollars in thousands)	At September 30, 2014		At June 30, 2014		At September 30, 2013
Commercial & industrial	$1,689,272	53%	$1,634,362	54%	$1,542,714	54%
Commercial real estate	788,189	25	756,815	25	707,762	25
Construction	146,833	5	118,222	4	102,119	4

Total commercial loans	2,624,294	83	2,509,399	83	2,352,595	83
Residential mortgage	256,349	8	247,147	8	242,582	8
Consumer	326,674	10	313,384	10	288,854	10
Allowance for loan losses	(39,484)	(1)	(41,381)	(1)	(41,431)	(1)

Net Loans	$3,167,833	100%	$3,028,549	100%	$2,842,600	100%

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	6

Credit quality fundamentals showed continued improvement

The ratio of non-performing assets to total assets for the third quarter of 2014 improved to 0.99% from 1.09% for the second quarter of 2014 and 1.27% for the third quarter of 2013. Total nonperforming assets decreased $3.0 million to $47.3 million, mainly due to nonaccruing loans which decreased $7.3 million, or 21%, to $26.8 million as of September 30, 2014. This decrease is due primarily to the payoff and paydown of problem loans. Partially offsetting the decrease in nonaccruing loans was a $1.9 million increase in assets acquired through foreclosure. This increase included $2.0 million in other real estate owned (“OREO”) as a result of the combination with FNBW, related to the fair value of OREO assumed at the time of merger.

Total loan portfolio delinquencies increased by $11.7 million to 1.11% of total loans. This increase was impacted by one large relationship where $16.3 million is being carried as delinquent. This relationship is in a highly seasonal industry and has previously shown delinquency in its seasonally slow periods, but is well secured. Excluding this relationship, delinquencies (including nonperforming delinquencies) decreased $4.6 million to $18.8 million.

For the quarter, net charge-offs were $2.2 million compared to net recoveries of $2,000 for the second quarter of 2014 and $2.0 million for the same quarter in 2013. The ratio of total classified loans to Tier 1 capital plus allowance for loan losses (ALLL) improved to 28.7% from 30.6% at June 30, 2014 and 30.8% at September 30, 2013.

Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit provisions) were $862,000 during the quarter ended September 30, 2014, an increase from $627,000 in the previous quarter, but lower than recent averages and longer-term expectations, and a notable decrease from $2.2 million in the same quarter of 2013.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	7

The ALLL decreased from the second quarter to $39.5 million. The ratio of the ALLL to total gross loans decreased to 1.24%, including the accounting impact of acquired loans. Excluding the purchased FNBW loans, the ratio was 1.32% at September 30, 2014 compared to 1.36% at June 30, 2014, as a result of overall improved credit quality metrics.

Customer funding increased $307.7 million from June 30, 2014 reflecting the combination of FNBW and strong growth in core deposits

Total customer funding was $3.3 billion at September 30, 2014 and increased $307.7 million, or 10% (not annualized), over levels reported at June 30, 2014. The linked-quarter increase in deposits included $230.3 million (fair market value) of customer deposits added through the merger of FNBW. Excluding the FNBW acquired deposits, organic growth in customer funding was $77.4 million, or 3% (not annualized), mostly due to a $50.2 million increase in money market accounts, including an expected seasonal increase in municipal funds.

Customer funding increased $295.5 million, or 10%, over balances at September 30, 2013. Nearly all of this growth was in core deposit accounts and included the $230.3 million increase from FNBW.

At September 30, 2014, core deposits represented a solid 83% of total customer funding, and no-cost and low-cost demand-deposit accounts represented a meaningful 46% of total customer funding.

The following table summarizes customer funding balances and composition at September 30, 2014 compared to prior periods.

(Dollars in thousands)	At September 30, 2014		At June 30, 2014		At September 30, 2013
Noninterest demand	$814,203	25%	$709,186	24%	$609,115	21%
Interest-bearing demand	689,544	21	643,061	22	669,173	22
Savings	405,157	12	401,049	13	378,397	13
Money market	823,781	25	748,099	25	780,753	26

Total core deposits	2,732,685	83	2,501,395	84	2,437,438	82
Customer time	528,258	16	451,475	15	508,161	17

Total customer deposits	3,260,943	99	2,952,870	99	2,945,599	99
Customer sweep accounts	16,978	1	17,384	1	36,807	1

Total customer funding	$3,277,921	100%	$2,970,254	100%	$2,982,406	100%

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	8

Noninterest income reflects continued growth

During the third quarter of 2014, noninterest income was $20.3 million compared to $22.7 million in the third quarter of 2013. Excluding net securities gains in both periods and a $3.8 million (pre-tax) one-time reverse mortgage consolidation gain in the third quarter of 2013, core noninterest income increased $1.6 million, or 9% compared to the third quarter of 2013. The increase is a result of fundamental growth in the core banking business, including improvements in mortgage banking fees, and increases in Trust and Wealth and Cash Connect revenues.

Noninterest income increased $681,000 over the second quarter of 2014. Adjusted for securities gains, the increase was $1.0 million or 5% (not annualized). The overall increase is attributable to improvements in fee income from the Cash Connect (ATM) division, higher gains on the sale of mortgages, increased deposit service charges, and revenue growth from the Trust and Wealth division.

Noninterest expense reflects continued growth and corporate development initiatives

Noninterest expense for the third quarter of 2014 was $39.5 million, an increase of $6.7 million from $32.8 million in the third quarter of 2013. Excluding notable items in both periods, noninterest expense increased $3.0 million or 9%. Contributing to the year-over-year growth was the completion of two acquisitions during the past year, which included the addition of new Associates as well as other ongoing operating costs. In addition, the increase includes higher infrastructure costs added during the year to support the significant organic franchise growth.

When compared to the second quarter of 2014, noninterest expense increased $3.9 from $35.5 million. After adjusting for notable items in both periods, noninterest expense increased $1.2 million or 4%. The overall growth is due mainly to the aforementioned increases in acquired FNBW staff and other operating costs, as well as additional costs to support organic franchise growth.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	9

Selected Business Segments (included in previous results):

Wealth Management division fee income grew by 14% over the prior year

The Wealth Management division provides a broad array of fiduciary, investment management, credit and deposit products to clients through four businesses. WSFS Investment Group, Inc. provides insurance and brokerage products primarily to our retail banking clients. Cypress Capital Management, LLC is a registered investment advisor with over $638 million in assets under management. Cypress’ primary market segment is high net worth individuals, offering a ‘balanced’ investment style focused on preservation of capital and current income. Christiana Trust, with $8.7 billion in assets under management and administration, provides fiduciary and investment services to personal trust clients, and trustee, agency, custodial and commercial domicile services to corporate and institutional clients. WSFS Private Banking serves high net worth clients by delivering credit and deposit products and partnering with Array, Christiana, Cypress and WSFS Investment Group to deliver investment management, mortgage and fiduciary products and services.

Total wealth management revenue (net interest income, investment management and fiduciary revenue plus other noninterest income generated by the segment) was $7.3 million during the third quarter of 2014. This represented an increase of $543,000, or 8%, compared to the third quarter of 2013 and an increase of $80,000, or 1% (not annualized), compared to the second quarter of 2014. Fee based revenue increased $574,000, or 14%, compared to the third quarter of 2013 and remained flat compared to the second quarter of 2014. This year-over-year growth reflects broad based increases in revenue across many Wealth Management lines-of-business, with particular strength in Christiana Trust. The quarter-over-quarter revenues were flat, as the impact of significant seasonal tax preparation-related fee income was recorded in the second quarter of 2014.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	10

Total segment noninterest expense (including intercompany allocations of expense and provision for loan losses) was $4.4 million during the third quarter of 2014 compared to $3.7 million during third quarter 2013 and $4.4 million during the second quarter of 2014. The year-over-year increase was mainly the result of fluctuations in credit costs allocated to the division as well as the addition of sales and other infrastructure necessary to support the division’s growth.

Pre-tax income for the Wealth Management division in the third quarter of 2014 was $2.9 million compared to $3.1 million in the third quarter 2013 and $2.8 million in the second quarter 2014. Excluding credit costs, pre-tax income for the third quarter 2014 was $3.2 million compared to $2.8 million in the third quarter 2013 and $3.1 million in the second quarter 2014.

Cash Connect results reflect meaningful growth over 2013

The Cash Connect® division is a premier provider of ATM vault cash and related services in the United States. Cash Connect® services over $507 million in vault cash in over 15,000 non-bank ATMs nationwide and operates more than 465 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.

Cash Connect® recorded $6.5 million in net revenue (fee income less funding costs) during the third quarter of 2014, an increase of $301,000, or 5%, compared to $6.2 million in the third quarter of 2013 due to growth and additional product and service offerings. Current period net revenue increased 5% (not annualized) from the $6.2 million reported in the second quarter of 2014. Noninterest expenses (including intercompany allocations of expense) were $4.5 million during the third quarter of 2014, an increase of $471,000 from the third quarter of 2013, to support growth and new product introductions, and an increase of $86,000 compared to the second quarter of 2014. Cash Connect® reported pre-tax income of $2.0 million for the third quarter of 2014, compared to $2.2 million in the third quarter of 2013 and $1.8 million in the second quarter of 2014.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	11

Income taxes

The Company recorded a $5.8 million income tax provision in the third quarter of 2014 compared to a $6.8 million tax provision in the second quarter of 2014 and $7.2 million income tax provision in the third quarter of 2013. The effective tax rate for the third quarter of 2014 was 34% compared to 35% in the second quarter of 2014 and 34% in the third quarter of 2013.

Capital management

The Company’s tangible common equity(o) increased to $418.1 million from $393.7 million at June 30, 2014. Tangible common book value per share was $44.50 at September 30, 2014, a $0.39 increase from $44.11 reported at June 30, 2014. The Company’s tangible common equity to asset ratio(o) increased by 25 basis points to 8.85%.

The Company’s total stockholders’ equity increased $44.4 million to $476.3 million compared to $432.0 million at June 30, 2014, primarily due to the stock issued in conjunction with the merger with FNBW and quarterly earnings.

At September 30, 2014, WSFS Bank’s Tier 1 leverage ratio of 11.01%, Tier 1 risk-based ratio of 13.65%, and total risk-based capital ratio of 14.70%, all increased from the prior quarter and were substantially in excess of “well-capitalized” regulatory benchmarks.

The Board of Directors recently approved a 25% increase in the quarterly cash dividend to $0.15 per share of common stock. This dividend will be paid on November 21, 2014, to shareholders of record as of November 7, 2014.

On September 18, 2014, the Board of Directors approved a stock repurchase program of up to 5% of total outstanding shares of common stock. To date, no shares have been repurchased under this authorization.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	12

Third quarter 2014 earnings release conference call

Management will conduct a conference call to review third quarter results at 1:00 p.m. Eastern Time (ET) on Friday, October 31, 2014. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available two hours after the completion of the call, until Saturday, November 15, 2014, by dialing 1-855-859-2056 and using Conference ID 17129140.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the largest and oldest bank and trust company headquartered in the Delaware Valley with $4.8 billion in assets on its balance sheet and $8.9 billion in fiduciary assets, including approximately $1.2 billion in assets under management. WSFS operates from 55 offices located in Delaware (45), Pennsylvania (8), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC, Cash Connect®, Array Financial and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

* * *

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	13

Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, including an increase in unemployment levels; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; increases in benchmark rates would increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules being issued in accordance with this statute and potential expenses and elevated capital levels associated therewith; possible additional loan losses and impairment of the collectability of loans; seasonality, which may impact customer, such as construction-related businesses, the availability of public funds, and certain types of the Company’s fee revenue, such as mortgage originations; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business; possible rules and regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact our business model or products and services; possible stresses in the real estate markets, including possible continued deterioration in property values that affect the collateral value of underlying real estate loans; the Company’s ability to expand into new markets, develop competitive new products and services in a timely manner and to maintain profit margins in the face of competitive pressures; possible changes in consumer and business spending and savings habits could affect the Company’s ability to increase assets and to attract deposits; the Company’s ability to effectively manage credit risk, interest rate risk market risk, operational risk, legal risk, liquidity risk, reputational risk, and regulatory and compliance risk; the effects of increased competition from both banks and non-banks; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes, and the effects of man-made disasters; possible changes in the speed of loan prepayments by the Company’s customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; the Company’s ability to timely integrate any businesses it may acquire and realize any anticipated cost savings from those acquisitions; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in the Company’s Form 10-K for the year ended December 31, 2013 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

# # #

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	14

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENT OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Nine months ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Interest income:
Interest and fees on loans	$34,850	$33,319	$32,708	$100,371	$96,268
Interest on mortgage-backed securities	3,317	3,564	3,158	10,130	9,664
Interest and dividends on investment securities	837	814	547	2,443	1,000
Interest on reverse mortgage related assets (n)	1,323	1,368	616	3,917	1,523
Other interest income	472	348	87	1,136	134

	40,799	39,413	37,116	117,997	108,589

Interest expense:
Interest on deposits	1,823	1,714	1,673	5,193	5,513
Interest on Federal Home Loan Bank advances	663	661	482	1,850	1,376
Interest on trust preferred borrowings	332	330	339	988	1,005
Interest on Senior Debt	941	941	943	2,824	2,830
Interest on Bonds Payable	—	—	—	15	—
Interest on other borrowings	293	290	273	859	823

	4,052	3,936	3,710	11,729	11,547

Net interest income	36,747	35,477	33,406	106,268	97,042
Provision for loan losses	333	50	1,969	3,013	5,880

Net interest income after provision for loan losses	36,414	35,427	31,437	103,255	91,162

Noninterest income:
Credit/debit card and ATM income	6,219	6,010	6,374	17,995	18,231
Deposit service charges	4,477	4,346	4,407	13,092	12,637
Investment management and fiduciary revenue	4,332	4,287	3,836	12,453	11,623
Mortgage banking activities, net	1,229	1,025	907	3,066	2,837
Loan fee income	466	556	419	1,406	1,401
Securities gains, net	36	365	306	979	2,856
Bank-owned life insurance income	185	143	74	467	162
Reverse mortgage consolidation gain	—	—	3,801	—	3,801
Other income	3,360	2,891	2,618	8,833	6,807

	20,304	19,623	22,742	58,291	60,355

Noninterest expense:
Salaries, benefits and other compensation	19,292	18,668	17,648	56,434	53,086
Occupancy expense	3,456	3,569	3,385	10,754	10,169
Equipment expense	2,063	1,860	2,044	5,610	5,808
Data processing and operations expense	1,609	1,531	1,548	4,611	4,291
Professional fees	1,762	2,215	673	5,083	2,701
FDIC expenses	666	692	959	2,011	3,067
Loan workout and OREO expense	664	716	492	1,919	1,432
Marketing expense	643	442	643	1,584	1,768
Corporate development	2,620	157	193	3,032	193
Other operating expenses	6,682	5,668	5,224	18,115	15,816

	39,457	35,518	32,809	109,153	98,331

Income before taxes	17,261	19,532	21,370	52,393	53,186
Income tax provision	5,848	6,807	7,210	11,344	18,378

Net income	11,413	12,725	14,160	41,049	34,808
Dividends on preferred stock and accretion of discount	—	—	332	—	1,633

Net income allocable to common stockholders	$11,413	$12,725	$13,828	$41,049	$33,175

Diluted earnings per share of common stock:
Net income allocable to common stockholders	$1.23	$1.39	$1.54	$4.46	$3.72

Weighted average shares of common stock outstanding for diluted EPS	9,308,817	9,143,080	8,975,826	9,197,293	8,909,507

Performance Ratios:
Return on average assets (a)	0.99%	1.12%	1.29%	1.20%	1.07%
Return on average equity (a)	10.17	12.03	14.67	12.91	11.28
Return on tangible common equity (a) (n)	11.60	13.52	16.84	14.58	13.31
Net interest margin (a)(b)	3.73	3.64	3.61	3.65	3.52
Efficiency ratio (c)	68.52	63.85	58.04	65.70	62.18
Noninterest income as a percentage of total net revenue (b)	35.26	35.28	40.23	35.09	38.16

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	15

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENT OF CONDITION

(Dollars in thousands)

(Unaudited)

	September 30, 2014	June 30, 2014	September 30, 2013
Assets:
Cash and due from banks	$95,473	$107,169	$96,021
Cash in non-owned ATMs	375,555	367,870	406,227
Investment securities (d)	153,525	149,602	125,130
Other investments	30,054	37,737	34,073
Mortgage-backed securities (d)	689,835	692,104	675,138
Net loans (e)(f)(l)	3,167,833	3,028,549	2,842,600
Reverse mortgage related assets (n)	29,392	32,543	46,753
Bank owned life insurance	76,276	63,467	63,077
Other assets	164,785	134,049	153,637

Total assets	$4,782,728	$4,613,090	$4,442,656

Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$814,203	$709,186	$609,115
Interest-bearing deposits	2,446,740	2,243,684	2,336,484

Total customer deposits	3,260,943	2,952,870	2,945,599
Brokered deposits	243,167	200,459	175,599

Total deposits	3,504,110	3,153,329	3,121,198

Federal Home Loan Bank advances	517,160	758,400	600,435
Other borrowings	240,079	226,466	300,519
Other liabilities	45,055	42,940	46,553

Total liabilities	4,306,404	4,181,135	4,068,705

Stockholders’ equity	476,324	431,955	373,951

Total liabilities and stockholders’ equity	$4,782,728	$4,613,090	$4,442,656

Capital Ratios:
Equity to asset ratio	9.96%	9.36%	8.42%
Tangible equity to asset ratio (o)	8.85	8.60	7.73
Tangible common equity to asset ratio (o)	8.85	8.60	7.73
Tier 1 leverage (g) (required: 4.00%; well-capitalized: 5.00%)	11.01	10.82	10.30
Tier 1 risk-based capital (g) (required: 4.00%; well-capitalized: 6.00%)	13.65	13.53	13.21
Total Risk-based capital (g) (required: 8.00%; well-capitalized: 10.00%)	14.70	14.68	14.46
Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$26,776	$34,061	$38,169
Troubled debt restructuring (accruing)	14,215	11,779	11,161
Assets acquired through foreclosure	6,307	4,451	7,163

Total nonperforming assets	$47,298	$50,291	$56,493

Past due loans (h)	$678	$—	$658

Allowance for loan losses	$39,484	$41,381	$41,431

Ratio of nonperforming assets to total assets	0.99%	1.09%	1.27%
Ratio of allowance for loan losses to total gross loans (i)	1.24	1.36	1.44
Ratio of allowance for loan losses to nonaccruing loans	147	121	109
Ratio of quarterly net charge-offs/(recoveries) to average gross loans (a)(e)	0.29	—	0.28
Ratio of year-to-date net charge-offs to average gross loans (a)(f)	0.21	0.17	0.39

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	16

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	September 30, 2014			June 30, 2014			September 30, 2013
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$885,953	$10,670	4.82%	$850,719	$9,585	4.51%	$818,361	$9,877	4.83%
Residential real estate loans (l)	245,085	2,345	3.83	232,916	2,281	3.92	249,476	2,455	3.94
Commercial loans	1,639,318	18,276	4.40	1,632,784	18,001	4.39	1,525,053	17,023	4.40
Consumer loans	317,053	3,559	4.45	310,226	3,452	4.46	287,555	3,353	4.63

Total loans (l)	3,087,409	34,850	4.53	3,026,645	33,319	4.42	2,880,445	32,708	4.56
Mortgage-backed securities (d)	689,123	3,317	1.92	714,551	3,564	2.00	692,619	3,158	1.82
Investment securities (d)	158,087	837	3.08	146,139	814	3.35	111,362	547	2.80
Reverse mortgage and related assets (n)	31,435	1,323	16.83	34,463	1,368	15.88	19,915	616	12.37
Other interest-earning assets	34,535	472	5.42	35,629	348	3.92	38,054	87	0.90

Total interest-earning assets	4,000,589	40,799	4.13	3,957,427	39,413	4.04	3,742,395	37,116	4.01

Allowance for loan losses	(41,694)			(42,332)			(42,315)
Cash and due from banks	84,647			78,476			80,586
Cash in non-owned ATMs	377,879			364,461			424,125
Bank owned life insurance	67,089			63,374			63,030
Other noninterest-earning assets	133,567			127,708			131,780

Total assets	$4,622,077			$4,549,114			$4,399,601

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$640,401	$155	0.10%	$632,160	$148	0.09%	$563,409	$121	0.09%
Money market	783,561	374	0.19	751,559	335	0.18	764,973	238	0.12
Savings	400,049	58	0.06	403,921	62	0.06	388,132	50	0.05
Customer time deposits	472,853	1,031	0.87	451,372	980	0.87	512,689	1,123	0.87

Total interest-bearing customer deposits	2,296,864	1,618	0.28	2,239,012	1,525	0.27	2,229,203	1,532	0.27
Brokered deposits	221,298	205	0.37	230,366	189	0.33	174,690	141	0.32

Total interest-bearing deposits	2,518,162	1,823	0.29	2,469,378	1,714	0.28	2,403,893	1,673	0.28
FHLB of Pittsburgh advances	611,327	663	0.42	684,295	661	0.38	651,993	482	0.29
Trust preferred borrowings	67,011	332	1.94	67,011	330	1.95	67,011	339	1.98
Reverse mortgage bonds payable	—	—	—	—	—	—	1,265	—	—
Senior Debt	55,000	941	6.84	55,000	941	6.84	55,000	943	6.86
Other borrowed funds	149,939	293	0.79	148,910	290	0.78	131,812	273	0.82

Total interest-bearing liabilities	3,401,439	4,052	0.48	3,424,594	3,936	0.46	3,310,974	3,710	0.44

Noninterest-bearing demand deposits	734,490			671,384			669,807
Other noninterest-bearing liabilities	37,137			30,112			32,756
Stockholders’ equity	449,011			423,024			386,064

Total liabilities and stockholders’ equity	$4,622,077			$4,549,114			$4,399,601

Excess of interest-earning assets over interest-bearing liabilities	$599,150			$532,833			$431,421

Net interest and dividend income		$36,747			$35,477			$33,406

Interest rate spread
			3.65%			3.58%			3.56%

Net interest margin
			3.73%			3.64%			3.61%

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	17

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Nine months ended
Stock Information:	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Market price of common stock:
High	$75.67	$73.67	$62.78	$77.62	$62.78
Low	68.69	65.66	53.45	65.66	43.75
Close	71.61	73.67	60.25	71.61	60.25
Book value per share of common stock	50.70	48.40	42.28
Tangible book value per share of common stock (o)	44.50	44.11	38.56
Tangible common book value per share of common stock (o)	44.50	44.11	38.56
Number of shares of common stock outstanding (000s)	9,396	8,924	8,844

Other Financial Data:
One-year repricing gap to total assets (k)	1.32%	0.01%	(1.57)%
Weighted average duration of the MBS portfolio	4.8 years	5.2 years	5.8 years
Unrealized (losses) gains on securities available-for-sale, net of taxes	$(3,384)	$(2,584)	$(15,606)
Number of Associates (FTEs) (m)	822	815	776
Number of offices (branches, LPO’s, operations centers, etc.)	55	52	51
Number of WSFS owned ATMs	467	466	454

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale at fair value.
(e)	Net of unearned income.
(f)	Net of allowance for loan losses.
(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(i)	Excludes loans held-for-sale.
(j)	Nonperforming loans are included in average balance computations.
(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario
(l)	Includes loans held-for-sale.
(m)	Includes seasonal Associates, when applicable.
(n)	Includes all reverse mortgage related revenue from the reverse mortgage loans and related interest income from
Class O certificates and the BBB-rated traunch of a reverse mortgage security.
(o)	The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	18

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended			Nine months ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net Interest Income (GAAP)	$36,747	$35,477	$33,406	$106,268	$97,042
Noninterest Income (GAAP)	20,304	19,623	22,742	58,291	60,355
Less: Reverse mortgage consolidation gains	—	—	(3,801)	—	(3,801)
Less: Securities gains	(36)	(365)	(306)	(979)	(2,856)

Core noninterest income (non-GAAP)	20,268	19,258	18,635	57,312	53,698

Core net revenue (non-GAAP)	$57,015	$54,735	$52,041	$163,580	$150,740

	End of period
	September 30, 2014	June 30, 2014	September 30, 2013
Total assets	$4,782,728	$4,613,090	$4,442,656
Less: Goodwill and other intangible assets	(58,176)	(38,295)	(39,541)

Total tangible assets	$4,724,552	$4,574,795	$4,403,115

Total Stockholders’ equity	$476,324	$431,955	$373,951
Less: Goodwill and other intangible assets	(58,176)	(38,295)	(39,541)

Total tangible common equity	$418,148	$393,660	$334,410

Calculation of tangible common book value:
Book Value (GAAP)	$50.69	$48.40	$42.28
Tangible book value (non-GAAP)	44.50	44.11	37.81
Tangible common book value (non-GAAP)	44.50	44.11	37.81

Calculation of tangible common equity to assets:
Equity to asset ratio (GAAP)	9.96%	9.36%	8.42%
Tangible equity to asset ratio (non-GAAP)	8.85	8.60	7.59
Tangible common equity to asset ratio (non-GAAP)	8.85	8.60	7.59

	Three months ended			Nine months ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
GAAP net income	$11,413	$12,725	$13,828	$41,049	$33,175
Add/(less): Sec. gains, corp. dev. costs, reverse mortgage consolidation gain & income tax benefit, net of taxes	2,382	397	(2,544)	(4,132)	(4,202)

Non-GAAP net income	$13,795	$13,122	$11,284	$36,917	$28,973

Return on Average Assets (ROA)	0.99%	1.12%	1.26%	1.20%	1.02%
Add/(less): Sec. gains, corp. dev. costs, reverse mortgage consolidation gain & income tax benefit, net of taxes	0.20	0.03	(0.23)	(0.12)	(0.13)

Non-GAAP ROA	1.19%	1.15%	1.03%	1.08%	0.89%

GAAP EPS	$1.23	$1.39	$1.54	$4.46	$3.72
Add/(less): Sec. gains, corp. dev. costs, reverse mortgage consolidation gain & income tax benefit, net of taxes	0.25	0.05	(0.28)	(0.45)	(0.47)

Non-GAAP EPS	$1.48	$1.44	$1.26	$4.01	$3.25